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                                                                    Exhibit 4(a)

                              DIEBOLD, INCORPORATED

                        1997 MILESTONE STOCK OPTION PLAN
                        --------------------------------


         1. PURPOSE. The purpose of the 1997 Milestone Stock Option Plan (the "Plan") is to reward the employees of Diebold, Incorporated, InterBold and their subsidiaries (collectively, the "Company") for their part in helping the Company reach $1 billion in revenues in 1996, and to foster the interest of the Company's employees in the growth and development of the Company by encouraging stock ownership.

         2.    ELIGIBILITY.

               (A) ELIGIBLE. Each salaried or hourly-paid employee of the Company is eligible to be granted Common Shares under this Plan if:

                         (1) based in the United States or its territories (other than certain designated expatriates);

                         (2) employed full-time or regularly scheduled to work 20 or more hours weekly;

                         (3) on the active payroll or approved leave of absence on both December 31, 1996 and March 3, 1997; and

                         (4) not subject to an agreement with a specific separation date.

               (B) INELIGIBLE. Any individual who does not meet all the requirements discussed immediately above, or who provides services to the Company, directly or indirectly, on a leased, temporary, consulting, or other contracted basis or as part of an educational cooperative program, is ineligible to be granted Common Shares under this Plan.

         3. SHARES AVAILABLE UNDER THE PLAN. Common Shares, par value $1.25 per share, of Diebold, Incorporated are subject to options granted under this Plan. Common Shares sold under this Plan may be treasury shares or shares of original issue or a combination of the two. Subject to adjustment under Paragraph 10 of this Plan, except as may be otherwise determined by the Board of Directors of Diebold, Incorporated, no more than 600,000 Common Shares may be sold upon the exercise of options under this Plan.

         4. GRANT OF OPTION RIGHTS. Effective March 3, 1997, the Company has granted to each eligible employee options to purchase 100 Common Shares, at a per share exercise price of $41.94 which is equal to the February 28, 1997 fair market value per share, determined by averaging the high and low sales prices on the New York Stock Exchange, as reported by the Wall Street Journal (Midwest Edition). No option granted under the Plan will be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code.

         5.    EXERCISABILITY.

               (A) VESTING. The options will become exercisable only if the option holder has been continuously employed by the Company from the effective date of the grant through the earliest of the following:

                        (1) the retirement of the option holder under a retirement plan of the Company or to which the Company has contributed (including any supplemental retirement plan) at or after the earliest voluntary retirement age defined in the applicable retirement plan or an earlier age with the consent of the Chief Executive Officer of Diebold, Incorporated;

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                        (2)     the death or permanent total disability, as
                                determined by the Company, of the option holder while employed by the Company; or

                        (3)     March 3, 1999.

                (B) TERMINATION. The options terminate upon the earliest of the following dates:

                        (1) 1 year after the death or permanent total disability, as determined by the Company, of the option holder while employed by the Company or within the 90-day period discussed immediately below;

                        (2) 90 days after the option holder ceases to be employed by the Company for any reason (including layoff) other than:

                                (a)     the retirement of the option holder
                                        under a retirement plan of the Company
                                        or to which the Company has contributed
                                        (including any supplemental retirement
                                        plan) at or after the earliest voluntary retirement age defined in the applicable retirement plan or an earlier age with the consent of the Chief Executive Officer of Diebold, Incorporated;

                                (b) the death or permanent total disability, as determined by the Company, of the option holder while employed by the Company; or

                                (c) the termination of the option holder for cause, as discussed below;

                        (3) the date of termination for cause, which means a termination due to the option holder's willful and continuous gross neglect of his or her duties for which the option holder is employed by the Company, or due to an act of dishonesty on the part of the option holder constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company; or

                        (4)     March 2, 2002.

                C.      METHOD OF EXERCISE.

                        (1) NOTICE. An option holder may exercise an option by delivering to the Company a duly completed notice of exercise, using the form supplied by the Company.

                        (2) PAYMENT OF OPTION PRICE. Unless otherwise consented to by the Company, the option price must be paid to the Company by check acceptable to the Company.

                        (3) PARTIAL EXERCISE. The options are exercisable in whole or in part, but if in part they must be exercised in multiples of 25 shares.

                        (4) NO VIOLATION. Under no circumstances will options be exercisable if exercise would involve a violation of any federal or state securities law.

        6. TRANSFERABILITY. No options may be transferred other than by will or the laws of descent and distribution.

        7. TAX WITHHOLDING. It is a condition to the exercise of options that the option holder pay or make provision satisfactory to the Company for withholding or payment of all taxes.

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        8.      EMPLOYMENT. Nothing in this Plan alters the terms of an option holder's employment or the right of the Company to terminate an option holder. For purposes of this Plan only, the continuous employment of the option holder will not be considered interrupted by reason of transfer within the Company, temporary layoff not less than 90 days, or by reason of any leave of absence approved by the Chief Executive Officer of Diebold, Incorporated for illness, military or governmental service, or other approved cause.

        9. ADMINISTRATION OF THE PLAN. The Plan will be administered only by the Board of Directors of Diebold, Incorporated, or its Compensation and Organization Committee. The Plan will be evidenced by a signed Agreement between each option holder and Diebold, Incorporated or InterBold.

        10. ADJUSTMENT TO OPTIONS OR OPTION PRICE. The Board of Directors of Diebold, Incorporated, or its Compensation and Organization Committee, will, with sole discretion, exercised in good faith, adjust the option price and the number and kind of shares covered by this Plan, or replace outstanding options with alternative consideration, if the adjustment or replacement is equitably required to prevent dilution or enlargement of an option holder's rights as a result of any of the following transactions, or to facilitate any of the following transactions:

                (A) any stock dividend, stock split, combination of shares, issuance of rights or warrants to purchase stock, recapitalization or other change in the capital structure of the Company;

                (B) any merger, consolidation, separation, reorganization or partial or complete liquidation; or

                (C) any other corporate transaction or event having an effect similar to any of the foregoing.

        11. CHANGE IN CONTROL. The Board of Directors of Diebold, Incorporated, or its Compensation and Organization Committee, may, with sole discretion, exercised in good faith, provide that options granted under this Plan become immediately exercisable in the event of a change in control of the Company or other similar transaction or event.